Exhibit 10.6

EMPLOYEE MATTERS AGREEMENT

BETWEEN JS GLOBAL LIFESTYLE CO. LTD. AND

SHARKNINJA, INC.

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [•], 2023, is between JS Global Lifestyle Co. Ltd., an exempted company with limited liability incorporated in the Cayman Islands (“JS Global”), and SharkNinja, Inc., an exempted company with limited liability incorporated in the Cayman Islands (“SharkNinja,” with each of JS Global and SharkNinja a “Party,” and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Separation and Distribution Agreement.

WHEREAS, JS Global, directly and indirectly through its wholly owned Subsidiaries, is engaged in the SharkNinja Business;

WHEREAS, JS Global has determined that it would be desirable to separate the SharkNinja Business from JS Global;

WHEREAS, JS Global and SharkNinja currently contemplate that JS Global will be separated into two separate, publicly traded companies, one for each of (i) the JS Global Retained Business, which shall be owned and conducted, directly or indirectly, by JS Global and its Subsidiaries (other than SharkNinja and its Subsidiaries) and (ii) the SharkNinja Business, which shall be owned and conducted, directly or indirectly, by SharkNinja and its Subsidiaries;

WHEREAS, in furtherance of the foregoing, JS Global, SharkNinja Global SPV Ltd., an exempted company with limited liability incorporated in the Cayman Islands, and SharkNinja. have entered into a Separation and Distribution Agreement, dated as of [•], 2023 (the “Separation and Distribution Agreement”), and other agreements that will govern certain matters relating to, among other things, the separation of the JS Global Business and the SharkNinja Business, and their respective Affiliates following the Disposition Date; and

WHEREAS, JS Global and SharkNinja have agreed to provide for the allocation between them of assets, liabilities, and responsibilities with respect to certain employees and employee compensation and benefit plans, programs and matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, JS Global and SharkNinja mutually covenant and agree as follows:

ARTICLE I
definitions

For purposes of this Agreement the following terms shall have the meanings set forth in this Section 1:

1.1            “Agreement” means this Employee Matters Agreement.

1.2            “Employee Records” means all personnel files of the JS Global Automatic Transfer Employees (whether included or retained outside of each such individual’s personnel files).

1.3            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

1.4            “Former SharkNinja Employee” means any (a) JS Global Automatic Transfer Employee, (b) JS Global Offer Employee or (c) JS Global PEO Employee, in each case, who does not object to the transfer of employment to a JS Global Entity (or the PEO pursuant to an engagement contract with a JS Global Entity, as applicable) in accordance with applicable law.

1.5            “JS Global” is defined in the preamble to this Agreement.

1.6            “JS Global Automatic Transfer Employee” means any JS Global Business Employee located in Japan whose employment has transferred automatically or will transfer automatically, by operation of law in connection with the transactions contemplated by the Separation and Distribution Agreement, subject to the respective employee’s right to object to the transfer of his or her employment. For the avoidance of doubt, JS Global Automatic Transfer Employees shall not include any such JS Global Business Employee who objected or objects to his or her transfer of employment.

1.7            “JS Global Business Employee” means any individual whose name is set forth on Schedule 1.7 hereto, as such list may be amended from time to time by mutual agreement of the Parties.

1.8            “JS Global Cash Incentive Plans” is defined in Section 3.2(a).

1.9            “JS Global Employee” means any individual who, on or following the Disposition Date, is either actively employed by or on a leave of absence from a JS Global Entity (or the PEO pursuant to an engagement contract with a JS Global Entity, as applicable).

1.10         “JS Global Entity” means any entity that is, at the time relevant to the applicable provision of this Agreement, an Affiliate of JS Global, except that the term “JS Global Entity” shall not include SharkNinja or a SharkNinja Entity.

1.11         “JS Global Offer Employee” means any JS Global Business Employee who was or is offered employment or an engagement by a JS Global Entity in connection with the transactions contemplated by the Separation and Distribution Agreement who accepted or accepts such offer of employment or engagement and has commenced or commences employment or an engagement with a JS Global Entity.

1.12         “JS Global PEO Employee” means any JS Global Business Employee who was or is offered employment by the PEO in connection with the transactions contemplated by the Separation and Distribution Agreement who accepted or accepts such offer of employment and has commenced or commences employment with the PEO pursuant to an engagement contract with a JS Global Entity.

1.13         “JS Global Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all compensation, bonus, stock option, stock purchase, restricted stock, equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, termination indemnity or other benefit plans, programs, policies, practices, contracts, agreements or arrangements, whether collective or individually agreed, and all employment, consulting, termination, severance, savings plans, profit sharing or other contracts or agreements with or covering (including eligibility to participate) any JS Global Employee, to which any JS Global Employee and a JS Global Entity are parties or which are maintained, contributed to or sponsored by a JS Global Entity for the benefit of any current or former employees of JS Global or a JS Global Entity (or the dependent or beneficiary thereof), or with respect to which any JS Global Entity has or may have any Liability or obligation with respect to current or former employee of a JS Global Entity.

1.14         “JS Global Start Date” means the date on which a Former SharkNinja Employee became or becomes employed or engaged by a JS Global Entity (or the PEO pursuant to an engagement contract with a JS Global Entity, as applicable).

1.15         “JS Global Welfare Plans” means any Welfare Plans maintained by JS Global or any other member of the JS Global Group.

1.16         “Other JS Global Employee” means any individual whose name is set forth on Schedule 1.16 hereto, as such list may be amended from time to time by mutual agreement of the Parties.

1.17         “Party” is defined in the preamble to this Agreement.

1.18          “PEO” means Globalization Partners, a third-party professional employer organization.

1.19          “Personal Data” means information that (a) identifies or can be used to identify an individual (including names, signatures, addresses, telephone numbers, e-mail addresses and other unique identifiers) or (b) can be used to authenticate an individual (including employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers).

1.20          “Processing” means, with respect to Personal Data, acquisition, access, collection, use, handling, storage, maintenance, protection, retention, disclosure, transfer, destruction or disposal.

1.21          “Retained Welfare Plans” is defined in Section 3.3(b).

1.22          “Requesting Party” is defined in Section 2.8.

1.23          “Separation and Distribution Agreement” is defined in the recitals to this Agreement.

1.24          “SharkNinja” is defined in the preamble to this Agreement.

1.25          “SharkNinja Cash Incentive Payments” means payments made pursuant to the SharkNinja Cash Incentive Plans.

1.26          “SharkNinja Cash Incentive Plans” means any cash incentive plan or arrangement maintained by SharkNinja providing for 13th month year-end bonuses, annual bonuses, retention bonuses, or long-term incentive payments.

1.27          “SharkNinja Employee” means any individual who, on or following the Disposition Date, is either actively employed by or on a leave of absence from a SharkNinja Entity, but does not include any Former SharkNinja Employee.

1.28          “SharkNinja Entity” means SharkNinja and any subsidiary of SharkNinja (and which for the avoidance of doubt, following the Distribution Date, shall exclude SharkNinja Co., Ltd., a company incorporated under the laws of Japan (“SharkNinja Japan”)).

1.29          “SharkNinja Equity Incentive Plans” is defined in Section 3.1.

1.30          "SharkNinja Offer Employees" means those individuals whose name is set forth on Schedule 1.30 hereto.

1.31          “SharkNinja Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all compensation, bonus, stock option, stock purchase, restricted stock, equity, incentive, deferred compensation, retiree medical or life insurance, 401(k) plan, supplemental retirement, severance, gratuity, termination indemnity or other benefit plans, programs, policies, practices, contracts, agreements or arrangements, whether collective or individually agreed, and all employment, consulting, termination, severance, savings plans, profit sharing or other contracts or agreements with or covering (including eligibility to participate) any SharkNinja Employee, to which any SharkNinja Employee and a SharkNinja Entity are parties or which are maintained, contributed to or sponsored by a SharkNinja Entity for the benefit of any current or former employees of SharkNinja or a SharkNinja Entity (or the dependent or beneficiary thereof), or with respect to which any SharkNinja Entity has or may have any Liability or obligation with respect to current or former employee of a SharkNinja Entity.

1.32          "SharkNinja Start Date" means the date on which a SharkNinja Offer Employee became or becomes employed or engaged by a SharkNinja Entity.

1.33          “SharkNinja Welfare Plan” means any Welfare Plan maintained by SharkNinja or any other member of the SharkNinja Group.

1.34          “TSA” means the Transition Services Agreement dated as of the date of this Agreement between SharkNinja and JS Global.

1.35          “Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

ARTICLE II
GENERAL PRINCIPLES

2.1            Conveyance of Employee Records for JS Global Automatic Transfer Employees. On the terms and subject to the conditions set forth in this Agreement, SharkNinja shall assign, transfer, convey and deliver, and shall cause any other SharkNinja Entity to assign, transfer, convey and deliver, all right, title and interest in and to the Employee Records, to the extent permitted by applicable law, to any JS Global Entity designated by JS Global for such transfer; provided, however, that SharkNinja shall be permitted to retain copies (or, where required by applicable law, originals) of all personnel, employee compensation, medical and benefits and labor relations records constituting Employee Records to the extent a SharkNinja Entity is required or allowed by applicable law to retain such information.

2.2            Assumption and Retention of Liabilities by SharkNinja. Except as otherwise explicitly provided herein, SharkNinja shall retain or assume and agree to pay, perform, fulfill, and discharge, as the case may be, (a) all Liabilities and obligations under SharkNinja Plans regardless of when arising or accrued and (b) all employment, service and termination-related Liabilities and obligations with respect to (i) all JS Global Automatic Transfer Employees (and their dependents and beneficiaries) and JS Global Offer Employees (and their dependents and beneficiaries) for all periods of employment with SharkNinja or a SharkNinja Entity, (ii) all employees of SharkNinja or a SharkNinja Entity who are not Former SharkNinja Employees (and their dependents and beneficiaries) and all former employees of SharkNinja or a SharkNinja Entity (and their dependents and beneficiaries) for all periods of employment with SharkNinja or a SharkNinja Entity, (iii) any Person who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other similar direct contractual relationship with SharkNinja or a SharkNinja Entity for all periods of employment or engagement with a SharkNinja Entity and (iv) all SharkNinja Offer Employees (and their dependents and beneficiaries) (A) for all periods of employment or engagement with a JS Global Entity or a SharkNinja Entity in regards to recognizing continuity of service for purposes of statutory severance (to the extent an employee is entitled to such severance payment on a per case basis), provided that such employee shall not receive a duplication of benefits, and (B) for all periods of employment or engagement by a SharkNinja Entity commencing on the applicable SharkNinja Start Date in regards to all other Liabilities or obligations. SharkNinja or a SharkNinja Entity shall offer employment to SharkNinja Offer Employees on substantially the same terms and conditions as they were employed by a JS Global Entity immediately prior to the applicable SharkNinja Start Date. SharkNinja acknowledges and agrees that it has paid or shall pay to each JS Global Automatic Transfer Employee and each JS Global Offer Employee all amounts owed to such employee from SharkNinja as of his or her JS Global Start Date, including pursuant to the employee’s SharkNinja employment contract, if any, and any SharkNinja Plan or applicable law, including amounts, if any, relating to severance (excluding JS Global Offer Employees in China), accrued pension and accrued vacation.

2.3            Assumption and Retention of Liabilities by JS Global. Except as otherwise explicitly provided herein, JS Global shall retain or assume and agree to pay, perform, fulfill and discharge, as the case may be (a) all Liabilities and obligations under the JS Global Plans regardless of when arising or accrued, and (b) all employment, service and termination-related Liabilities and obligations with respect to (i) all Former SharkNinja Employees in jurisdictions other than China and Australia (and their dependents and beneficiaries) for all periods of employment or engagement with a JS Global Entity commencing on the applicable JS Global Start Date, (ii) all JS Global Offer Employees in China (and their dependents and beneficiaries) (A) for all periods of employment or engagement with a JS Global Entity or a SharkNinja Entity in regards to recognizing continuity of service for purposes of statutory severance (to the extent an employee is entitled to such severance payment on a per case basis), provided that such employee shall not receive a duplication of benefits in connection with the applicable JS Global Start Date; provided, however, that if any such employee's employment with a JS Global Entity terminates within 12 months following his JS Global Start Date, JS Global and SharkNinja shall share any applicable severance on a pro rata basis based on the number of days the employee was employed by a SharkNinja Entity and a JS Global Entity and (B) for all periods of employment or engagement with a JS Global Entity commencing on the applicable JS Global Start Date in regards to all other Liabilities or obligations, (iii) any Other JS Global Employee (and their dependents and beneficiaries) for all periods of employment commencing on such individual’s JS Global Start Date (to the extent applicable), (iv) any Person who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker or non-payroll worker or in any other contractual relationship with JS Global or a JS Global Entity for all periods of employment or engagement with a JS Global Entity and (v) all Former SharkNinja Employees in Australia for (A) all prior periods of employment or engagement with a PEO pursuant to an engagement contract with a SharkNinja Entity only for the limited purposes of (1) recognizing continuity of service for any redundancy benefits and other service-related benefits which are or may become payable or otherwise owing to any Former SharkNinja Employee under applicable law after the JS Global Start Date (provided that such employee shall not receive a duplication of benefits in connection with their transfer of employment to a JS Global Entity), and (2) assuming liability for Former SharkNinja Employees’ leave entitlements accrued in respect of such prior periods, including annual leave, personal leave and long service leave (provided that, in respect annual leave and long service leave, such employee shall not receive a duplication of benefits in connection with their transfer of employment to a JS Global Entity) and (B) all periods of employment or engagement with a JS Global Entity commencing on such individual’s JS Global Start Date, excluding all other Liabilities and obligations arising prior to the JS Global Start Date. JS Global or a JS Global Entity shall offer employment to JS Global Offer Employees on substantially the same terms and conditions as they were employed by a SharkNinja Entity immediately prior to the applicable JS Global Start Date.

2.4            Assumption and Retention of Liabilities Related to Actions. In the event of any actual or threatened claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (“Action”), brought by or on behalf of any Former SharkNinja Employee alleging a violation of any applicable law governing employment based on acts or omissions that occurred prior to and after the applicable JS Global Start Date, the portion of Liability in respect of the period prior to the applicable JS Global Start Date will be assumed by SharkNinja, and the portion of Liability in respect of the period on and after the applicable JS Global Start Date will be assumed by JS Global; provided, however, that SharkNinja shall be liable solely for such Liabilities as is allocable to the period prior to the applicable JS Global Start Date, including, without limitation for the purpose of calculating such Liabilities, taking into account the impacted employee’s level of compensation and length of service solely as of the applicable JS Global Start Date and not taking into account any subsequent increases in compensation or length of service. Each Party shall promptly notify the other Party of any actual or threatened Action described herein. The Parties shall mutually agree on whether JS Global or SharkNinja will have the right to control the defense of an Action at such Party’s own cost, risk and expense and with counsel reasonably satisfactory to such Party; provided that, if one Party assumes control of the defense of any Action described herein, (a) upon the other Party's reasonable request, consult with the other Party with respect to significant matters relating thereto and (b) keep the other Party reasonably informed of the progress of the defense, potential compromise or settlement of any such Action. Each Party agrees to cooperate with the other Party and its counsel in the defense of any such Action. The Party handling the defense shall be entitled to compromise or settle any such Action, which compromise or settlement shall be made only with the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

2.5            Former SharkNinja Employees.

(a)            Other JS Global Employees. No Other JS Global Employee shall become an employee of or engaged by JS Global or a JS Global Entity unless and until such time as the Parties agree upon the terms and conditions of employment or an engagement with JS Global or a JS Global Entity, subject to any rights under applicable law of such Other JS Global Employee, whose terms and conditions of employment with JS Global or a JS Global Entity shall be determined at the sole discretion of JS Global or a JS Global Entity, if and as applicable. Unless and until such time as the terms and conditions of employment or an engagement is mutually agreed upon, JS Global or a JS Global Entity agrees to engage SharkNinja or a SharkNinja Entity to provide the services set forth in Schedule 1.16 and SharkNinja or a SharkNinja Entity agrees to designate the Other JS Global Employees to provide such services to JS Global or a JS Global Entity. For the realization of such purpose, a SharkNinja Entity will continue to employ or engage and compensate (or engage the PEO to employ and compensate) the Other JS Global Employees as reasonably determined by SharkNinja in the ordinary course of business, and JS Global or a JS Global Entity shall compensate SharkNinja for such services pursuant to Section 2.8 below, subject to the existing arrangements in effect with respect to such Other JS Global Employees as such arrangements may be amended from time to time in the ordinary course of business; provided, however, that nothing herein shall in any way limit or restrict any SharkNinja Entity’s right to terminate the employment or engagement of any Other JS Global Employee at any time and for any reason so long as notice of such termination is provided by SharkNinja to JS Global as promptly as practicable.

(b)            JS Global Automatic Transfer Employees. The Parties acknowledge and agree that the employment of the JS Global Automatic Transfer Employees did not or will not be terminated, as the case may be, upon the JS Global Start Date, but rather the rights, powers, duties, Liabilities and obligations of the applicable employing entity, under the contracts of employment of such employees (except for any Liabilities (i) which are expressly prohibited from transfer under applicable law or (ii) for which it has been agreed with the employing entity’s works council that they do not transfer and such non-transfer has been accepted by the respective JS Global Automatic Transfer Employee) in force immediately before the JS Global Start Date shall continue in effect with the applicable employing entity, in accordance with applicable laws. Further, the Parties acknowledge and agree that the employment of the JS Global Automatic Transfer Employees transferred to, or will transfer to, a JS Global Entity effective as of the applicable JS Global Start Date in accordance with applicable law. Notwithstanding anything in Article III to the contrary, the Parties acknowledge and agree that SharkNinja Japan shall provide substantially similar incentive cash opportunities and substantially similar employee benefit plans and programs, in each case, that were provided to the JS Global Automatic Transfer Employees as of immediately prior to the Disposition Date.

(c)            JS Global PEO Employees.

(i)            For any jurisdiction in which there is a JS Global Business Employee who is employed by the PEO pursuant to an engagement contract with a SharkNinja Entity, but there will not be a JS Global Entity to employ such JS Global Business Employee as of the Disposition Date, JS Global shall, or shall cause one of its subsidiaries to, either (A) prior to the Disposition Date, enter into a new engagement contract with the PEO and cause the PEO to make a written offer of employment to such JS Global Business Employee pursuant to the new engagement contract between the PEO and a JS Global Entity; or (B) following the Disposition Date, reimburse SharkNinja for the cost of any engagement contract between the PEO and a SharkNinja Entity with respect to any JS Global Business Employee until such time as (1) JS Global or a JS Global Entity enters into a new engagement contract with the PEO and causes the PEO to provide a written offer of employment to such JS Global PEO Employee; or (2) JS Global or a JS Global Entity provides a written offer of employment to such JS Global Business Employee with a JS Global Entity, whose terms and conditions of employment shall be determined at the sole discretion of JS Global or a JS Global Entity, if and as applicable; provided, however, that nothing herein shall in any way limit or restrict any SharkNinja Entity’s right to terminate any engagement contract with the PEO at any time and for any reason so long as notice of such termination is provided by SharkNinja to JS Global as promptly as practicable.

(ii)            After the commencement of a new engagement contract between the PEO and a JS Global Entity with respect to any JS Global PEO Employee, JS Global shall be responsible for all further Liabilities and obligations that accrue thereafter with respect to such JS Global PEO Employee, and neither SharkNinja nor any SharkNinja Entity shall incur any further or additional Liability or obligation with respect to such JS Global PEO Employee that accrue thereafter.

(d)            JS Global Offer Employees in China.

(i)            SharkNinja agrees to and shall compensate JS Global for all statutory severance amounts owed to any JS Global Offer Employee in China as of his or her JS Global Start Date pursuant to the employee’s SharkNinja employment contract, any SharkNinja Plan or applicable law, that were not previously paid to such employee; provided, however, SharkNinja shall be liable solely up to the lesser of (a) the existing Liability as would have been payable at the applicable JS Global Start Date, including, without limitation, for the purpose of calculating such Liabilities, taking into account the impacted employees’ level of compensation and length of service solely as of the applicable JS Global Start Date and not taking into account any subsequent increases in compensation or length of service and (b) the amount of Liability actually incurred by JS Global with respect to such employee’s period of employment with a SharkNinja Entity prior to his or her JS Global Start Date.

(ii)            Considering that any JS Global Offer Employee in China has a right to unilaterally terminate his or her employment with any SharkNinja Entity through a prior written notice according to the applicable laws, SharkNinja cannot assure that no such employee will unilaterally terminate his or her employment with any SharkNinja Entity before the Disposition Date. Accordingly, for the avoidance of doubt and notwithstanding anything herein to the contrary, in the event that any JS Global Offer Employee in China elects to unilaterally terminate his or her employment with any SharkNinja Entity, such termination shall not constitute a breach by SharkNinja of any provision of this Agreement.

2.6            Notice and Consultation Obligations. The Parties agree to, and to cause their Affiliates to, cooperate and use reasonable efforts to comply with any and all obligations and requirements under applicable law to notify and/or consult with any JS Global Business Employee or other affected employee or any union, labor organization or works council representing any such individual, if any, in connection with the transactions contemplated by this Agreement, the Separation and Distribution Agreement and agreements related thereto.

2.7            WARN Act. The Parties agree to, and to cause their Affiliates to, cooperate and use reasonable efforts to comply with preparing and delivering any notices required or potentially required pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign law in connection with the transactions contemplated by this Agreement.

2.8            Reimbursement. From time to time after the Disposition Date, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Requesting Party or its Affiliates (including for any such Liabilities that transfer to the JS Global Group by operation of Law) that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall (i) be equal to the cost actually incurred by the Requesting Party (to the extent such cost is not reimbursable under the TSA), including the employer-portion of any associated employment taxes payable by the Requesting Party in connection therewith, less the present value of any item of loss, deduction or credit which decreases net taxes paid or payable by the Requesting Party as a result of such cost and any related employment taxes (it being understood that such amounts shall be reasonably determined in good faith by the Requesting Party in consultation with the other Party and in making such determination, shall take into account any anticipated income or gain to the Requesting Party in connection with such reimbursement and any advisor costs incurred by the Requesting Party in connection with the calculation of net tax benefits pursuant to this Section 2.8) and (ii) be submitted to the other Party within thirty (30) calendar days of the payment by the Party requesting reimbursement.

2.9            Group 4 Employees; No Backfill Obligation; No Further Liability with Respect to Returning Employees. SharkNinja and JS Global acknowledge and agree that (i) any JS Global Offer Employee who is designated as a “Group 4” employee on Schedule 1.7 may receive an offer to resume employment with a SharkNinja Entity no earlier than January 1, 2025, and SharkNinja shall not be required to consider any request by JS Global to postpone such date beyond January 1, 2025; (ii) any position held by a Former SharkNinja Employee or SharkNinja Offer Employee that becomes vacant for any reason is not required to be backfilled by either Party; (iii) SharkNinja shall have no liability or obligation to JS Global with respect to any JS Global Business Employee who resumes employment with a SharkNinja Entity for periods of employment with JS Global; and (iv) JS Global shall have no liability or obligation to SharkNinja with respect to any SharkNinja Offer Employee who resumes employment with a JS Global Entity for periods of employment with a SharkNinja Entity.

ARTICLE III
OTHER COMPENSATION and BENEFIT PLAN MATTERS

3.1            SharkNinja Equity Incentive Plans. Effective as of the Disposition Date, SharkNinja shall have adopted, or shall cause another member of the SharkNinja Group to have adopted, an equity incentive plan and employee stock purchase plan (together, the “SharkNinja Equity Incentive Plans”), which shall permit the grant and issuance of equity awards, or options to purchase shares, respectively, denominated in shares of SharkNinja Ordinary Shares. In addition, prior to the Disposition Date, JS Global shall approve the SharkNinja Equity Incentive Plans as the sole shareholder of SharkNinja. No equity awards or options to purchase shares will be granted or outstanding under either of the SharkNinja Equity Incentive Plans prior to the Disposition Date.

3.2            SharkNinja Cash Incentive Compensation.

(a)            Effective as of the Disposition Date, JS Global shall have adopted, or shall cause another member of the JS Global Group to have adopted, plans or arrangements that will provide cash incentive compensation opportunities for Former SharkNinja Employees that are substantially similar to the opportunities provided to such employees as of immediately prior to the Disposition Date under the SharkNinja Cash Incentive Plans (the “JS Global Cash Incentive Plans”). SharkNinja Cash Incentive Payments that are performance-based and payable in respect of the fiscal year during which the Disposition Date occurs shall be determined on or as soon as practicable following the Disposition Date based on actual performance results and level of performance achieved in respect of the portion of such fiscal year that occurs up to the Disposition Date measured against the applicable targets under the applicable SharkNinja Cash Incentive Plan (as reasonably adjusted) and, if and to the extent earned, shall be prorated to reflect the portion of the performance period that has elapsed through the Disposition Date and paid to the eligible employees by the SharkNinja Group at the time or times it otherwise would have paid such SharkNinja Cash Incentive Payments in the ordinary course of business. SharkNinja Cash Incentive Payments that are time-based and partially earned in respect of the calendar year during which the Disposition Date occurs shall be prorated to reflect the portion of the calendar year in which the eligible employee was employed prior to the Disposition Date and paid to the eligible employees by the SharkNinja Group at the time or times it otherwise would have paid such SharkNinja Cash Incentive Payments in the ordinary course of business.

(b)            Following the Disposition Date, (i) SharkNinja shall determine appropriate performance measures to be used for the remainder of the fiscal year(s) applicable to performance-based cash incentive awards for SharkNinja Employees and no Former SharkNinja Employees shall be eligible to participate in any SharkNinja Cash Incentive Plans; (ii) JS Global shall determine appropriate performance measures to be used for the remainder of the fiscal year(s) applicable to performance-based cash incentive awards for the Former SharkNinja Employees; and (iii) each Former SharkNinja Employee shall be eligible to participate in any applicable JS Global Cash Incentive Plan to the extent such Former SharkNinja Employee was eligible to participate in a SharkNinja Cash Incentive Plan prior to the Disposition Date that provided substantially similar cash incentive compensation opportunities as the applicable JS Global Cash Incentive Plan. For the avoidance of doubt, (i) the JS Global Group shall be solely responsible for funding, paying, and discharging all obligations relating to any cash incentive awards that any Former SharkNinja Employee is eligible to receive under any applicable JS Global Cash Incentive Plan, and no member of the SharkNinja Group shall have any obligations with respect thereto, and (ii) the SharkNinja Group shall be solely responsible for funding, paying, and discharging all obligations relating to any cash incentive awards that any SharkNinja Employee is eligible to receive under any SharkNinja Cash Incentive Plan, and no member of the JS Global Group shall have any obligations with respect thereto.

3.3            Health and Welfare Plans.

(a)            Subject to any applicable law, effective as of the Disposition Date, the active participation of each Former SharkNinja Employee who is a participant in a SharkNinja Welfare Plan shall automatically cease and no Former SharkNinja Employee shall thereafter accrue any benefits under any such SharkNinja Welfare Plan.

(b)            With respect to each SharkNinja Welfare Plan listed on Schedule 3.3(b) hereto (which may be updated no later than thirty (30) calendar days prior to the Disposition Date with the mutual written consent of SharkNinja and JS Global) (collectively, the “Retained Welfare Plans”), JS Global shall, or shall cause another member of the JS Global Group to, establish or maintain one or more JS Global Welfare Plans in which each Former SharkNinja Employee who participated in such Retained Welfare Plan as of immediately prior to the Distribution will be eligible to participate as of the Disposition Date, with terms that are substantially similar to the terms of the applicable Retained Welfare Plan as in effect immediately prior to the Disposition Date.

3.4            Vacation and Paid Time-Off Benefits.

(a)            To the extent any Former SharkNinja Employee is required, by applicable law, to be paid in connection with the transfer of employment to a JS Global Entity (or the PEO pursuant to an engagement contract with a JS Global Entity, as applicable) for any vacation time, paid time off and other time-off benefits as such Former SharkNinja Employee had with the SharkNinja Group as of immediately prior to the Disposition Date, SharkNinja shall, or shall cause another member of the SharkNinja Group to, (i) pay such Former SharkNinja Employee the amounts owed and any associated employment taxes, and (ii) retain all liabilities with respect to such amounts, including with respect to tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection therewith.

(b)            Unless otherwise required by Section 3.4(a), (A) JS Global shall credit each Former SharkNinja Employee as of the Disposition Date with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Former SharkNinja Employee had with the SharkNinja Group as of immediately prior to the Disposition Date, (B) JS Global shall cause each Former SharkNinja Employee to be eligible to use any accrued but unused vacation time, paid time off and other time-off benefits as such Former SharkNinja Employee had with the SharkNinja Group as of immediately prior to the Disposition Date, (C) to the extent the amount that would have been available to the Former SharkNinja Employee under clause (B) had the Former SharkNinja Employee’s service with SharkNinja been treated as service with JS Global is not available to be utilized while employed by a JS Global Entity, JS Global shall pay any Former SharkNinja Employee for any amount not so available in accordance with the foregoing clause (B), to the extent required by applicable law, and (D) as of the Disposition Date, each Former SharkNinja Employee shall be subject to JS Global’s vacation policy (prorated as of the Disposition Date) for the year in which the Disposition Date occurs, subject to applicable law; provided, however, that JS Global shall provide Former SharkNinja Employees with credit for employment service with SharkNinja for purposes of determining each Former SharkNinja Employee’s eligibility for and future accruals of vacation days under the JS Global vacation policy. Subject to Section 3.4(a), time-off benefits for Former SharkNinja Employees will be fully equivalent to those provided by JS Global to similarly situated employees of JS Global in the applicable jurisdiction.

(c)            (A) SharkNinja shall credit each SharkNinja Offer Employee as of the Disposition Date with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such SharkNinja Offer Employee had with the JS Global Group as of immediately prior to the Disposition Date, (B) SharkNinja shall cause each SharkNinja Offer Employee to be eligible to use any accrued but unused vacation time, paid time off and other time-off benefits as such SharkNinja Offer Employee had with the JS Global Group as of immediately prior to the Disposition Date, (C) to the extent the amount that would have been available to the SharkNinja Offer Employee under clause (B) had the SharkNinja Offer Employee’s service with JS Global been treated as service with SharkNinja is not available to be utilized while employed by a SharkNinja Entity, SharkNinja shall pay any SharkNinja Offer Employee for any amount not so available in accordance with the foregoing clause (B), to the extent required by applicable law, and (D) as of the Disposition Date, each SharkNinja Offer Employee shall be subject to SharkNinja’s vacation policy (prorated as of the Disposition Date) for the year in which the Disposition Date occurs, subject to applicable law; provided, however, that SharkNinja shall provide SharkNinja Offer Employees with credit for employment service with JS Global for purposes of determining each SharkNinja Offer Employee’s eligibility for and future accruals of vacation days under the SharkNinja vacation policy. Time-off benefits for SharkNinja Offer Employees will be fully equivalent to those provided by SharkNinja to similarly situated employees of SharkNinja in the applicable jurisdiction. If a SharkNinja Offer Employee's employment with a SharkNinja Entity terminates within 12 months following his SharkNinja Start Date, and in connection with such termination such employee is entitled to a payment in respect of accrued vacation time, paid-time off or other time-off benefits, SharkNinja and JS Global shall share the cost of such payment pro rata based on the number of days the employee was employed by a SharkNinja Entity and a JS Global Entity.

3.5            Cessation of Active Participation in SharkNinja Plans. SharkNinja shall take such actions as are necessary or appropriate to cause each Former SharkNinja Employee to cease to actively participate in the SharkNinja Plans effective as of the applicable JS Global Start Date or if provided for under the terms of the applicable SharkNinja Plan, effective as of the end of the month in which the applicable JS Global Start Date occurs.

3.6            Service Credit. Notwithstanding anything herein to the contrary, but subject to applicable law, the JS Global Plans shall, and JS Global shall cause each member of the JS Global Group to, recognize each Former SharkNinja Employee’s full service credit for purposes of participation, eligibility, vesting and determination of level of benefits under any JS Global Plan as in effect as of the Disposition Date for such Former SharkNinja Employee’s service with any member of the SharkNinja Group on or prior to the applicable JS Global Start Date, to the same extent such service would be credited if it had been performed for a member of the JS Global Group (it being understood that the foregoing shall not apply with respect to vesting credit under any equity incentive opportunity). Notwithstanding anything herein to the contrary, but subject to applicable law, the SharkNinja Plans shall, and SharkNinja shall cause each member of the SharkNinja Group to, recognize each SharkNinja Offer Employee's full service credit for purposes of participation, eligibility, vesting and determination of level of benefits under any SharkNinja Plan in effect as of the Disposition Date for such SharkNinja Offer Employee’s service with any member of the JS Global Group on or prior to the applicable SharkNinja Start Date, to the same extent such service would be credited if it had been performed for a member of the SharkNinja Group (it being understood that the foregoing shall not apply with respect to vesting credit under any equity incentive opportunity).

ARTICLE IV
GENERAL AND ADMINISTRATIVE

4.1            Sharing of Participant Information. JS Global shall cause each applicable JS Global Entity to share, and SharkNinja shall cause each applicable SharkNinja Entity to share, with each other and their respective agents and vendors (and without obtaining releases unless otherwise required by applicable law) all participant information necessary for the efficient and accurate administration of each of the JS Global Plans and the SharkNinja Plans, provided that the sharing of such information (and the manner in which such information is shared) complies with applicable laws, contractual obligations, self-regulatory standards, or written policies or terms of use of a JS Global Entity or a SharkNinja Entity which are related to privacy, data protection or the Processing of Personal Data. JS Global and SharkNinja and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration.

4.2            Confidentiality and Proprietary Information. No provision of the Separation and Distribution Agreement or this Agreement shall be deemed to release any individual for any violation of any agreement or policy pertaining to confidential or proprietary information of JS Global or any of its Affiliates or SharkNinja or any of its Affiliates, respectively, or otherwise relieve any individual of his or her obligations under any such agreements or policies.

4.3            Non-Termination of Employment; No Third Party Beneficiaries. No provision of this Agreement or the Separation and Distribution Agreement shall be construed to (a) create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of a JS Global Entity or a SharkNinja Entity under any JS Global Plan or SharkNinja Plan or otherwise or (b) to be for the benefit of or otherwise enforceable by any employee, creditor or any other third party. Without limiting the generality of the foregoing: (x) except as expressly provided in this Agreement, the Distribution shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any JS Global Plan or SharkNinja Plan; (y) except as expressly provided in this Agreement, nothing in this Agreement shall preclude any SharkNinja Entity, at any time prior to or after the Distribution, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SharkNinja Plan, any benefit under any SharkNinja Plan or any trust, insurance policy or funding vehicle related to any SharkNinja Plan; and (z) except as expressly provided in this Agreement, nothing in this Agreement shall preclude any JS Global Entity, at any time prior to or after the Distribution, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any JS Global Plan, any benefit under any JS Global Plan or any trust, insurance policy or funding vehicle related to any JS Global Plan.

4.4            Fiduciary Matters. JS Global and SharkNinja each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release the other Party for any Liabilities imposed on such Party pursuant to the provisions of this Agreement by the failure to satisfy any such responsibility.

4.5            Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, JS Global and SharkNinja shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, JS Global and SharkNinja shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

4.6            Cooperation. The Parties agree to, and to cause their Affiliates to, cooperate and use reasonable efforts to promptly (a) comply with all requirements of this Agreement, ERISA, the Code and other laws which may be applicable to the matters addressed herein, and (b) subject to applicable law, provide each other with such information reasonably requested by the other Party to assist the other Party in administering its plans and programs, pursuing or defending any actual or threatened Action relating to or otherwise involving any Former SharkNinja Employee, and complying with applicable law and regulations and the terms of this Agreement.

4.7            U.S. Payroll and Related Taxes. With respect to any Former SharkNinja Employees subject to taxation in the United States, the Parties hereby agree that neither JS Global nor any other member of the JS Global Group will be a “successor employer” and neither SharkNinja nor any other member of the SharkNinja Group will be a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the U.S. Internal Revenue Code of 1986, as amended, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended, or the United States Federal Unemployment Tax Act, as amended. With respect to the portion of the tax year commencing on January 1, 2023 and ending on the Disposition Date, SharkNinja (or the applicable member of the SharkNinja Group) shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations for the Former SharkNinja Employees subject to taxation in the United States and (y) furnish a Form W-2 or similar earnings statement to all such Former SharkNinja Employees for such period, and with respect to the remaining portion of such tax year, JS Global (or the applicable member of the JS Global Group) shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations with respect to the Former SharkNinja Employees subject to taxation in the United States and (y) furnish a Form W-2 or similar earnings statement to all such Former SharkNinja Employees.

ARTICLE V
MISCELLANEOUS

5.1            Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE JS GLOBAL GROUP OR SHARKNINJA GROUP BE LIABLE TO ANY OTHER MEMBER OF THE JS GLOBAL GROUP OR SHARKNINJA GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE SEPARATION AND DISTRIBUTION AGREEMENT OR IN ANY INTER-COMPANY AGREEMENT.

5.2            Dispute Resolution. The Parties acknowledge and agree that the Article IX of the Separation and Distribution Agreement is hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

5.3            Entire Agreement. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation and Distribution Agreement or any other Ancillary Agreement or Continuing Arrangement, this Agreement shall control.

5.4            Governing Law and Jurisdiction. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

5.5            Termination; Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by the Parties hereto.

5.6            Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.6):

To JS Global:

JS Global Lifestyle Co. Ltd.
[•]
Attn: [•]
Email: [•]

To SharkNinja:

SharkNinja, Inc.
[•]
[•]
Attn: [•]
Email: [•]

5.7            Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

5.8            Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

5.9            Waivers; Consents. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent or approval required or permitted to be given by a Party to the other Party or its Affiliates under this Agreement shall be in the sole and absolute discretion of the Party giving, conditioning or denying such consent or approval (unless a different standard is expressly set forth herein therefor), shall only be effective if given in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

5.10            No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement.

5.11            Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.12            Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms “Article,” “Section,” “Schedule,” “Exhibit” and paragraph are references to the Articles, Sections, Schedules, Exhibits and paragraphs to or of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not (unless the context demands otherwise) mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) SharkNinja and JS Global have each participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv) unless otherwise stated in this Agreement, references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms thereof; (xv) the word “shall” shall have the same meaning as the word “will”; (xvi) the word “any” shall mean “any and all”; and (xvii) the term “ordinary course of business” (or any phrase of similar import) shall mean “ordinary course of business, consistent with past practice.”

5.13            Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

JS GLOBAL LIFESTYLE CO. LTD.
An exempted company with limited liability incorporated in the Cayman Islands

Name:
Title:

SHARKNINJA, INC.
An exempted company with limited liability incorporated in the Cayman Islands

Name:
Title: